Exhibit 10.7
GITLAB INC. SERVICE CONTINUATION AGREEMENT
This GitLab Inc. Service Continuation Agreement and Release (this “Agreement”) is entered into as of September 1, 2022 by and between Eric Johnson (“you”) and GitLab Inc. (the “Company”), collectively referred to herein as the “Parties”.
RECITALS
WHEREAS, you are currently employed by the Company as its Chief Technology Officer pursuant to the Amended and Restated Offer Letter you and the Company entered into, dated September 30, 2021 (the “Amended Offer Letter”);
WHEREAS, you and the Company now wish to end your employment relationship with the Company;
WHEREAS, you and the Company agree that, immediately following the Separation Date (as defined below), you will provide consulting and advisory services to the Company as an independent contractor;
WHEREAS, you and the Company wish to terminate the Amended Offer Letter and set forth in this Agreement the terms and conditions of the consulting and advisory services you will provide;
WHEREAS, in exchange for the compensation and other benefits being provided to you pursuant to this Agreement, you agree to enter into a general release of all claims against the Company as set forth herein; and
WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that you may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to your employment with, or separation from, the Company, and you and the Company desire to embody in this Agreement the terms, conditions and benefits to be provided in connection with your termination of employment with the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
AGREEMENT
A. Separation
1. Separation Date. Your last day of employment with the Company will be October 1, 2022 (the “Separation Date”). The Company shall pay to you all amounts and benefits that have accrued or were earned but remain unpaid through your Separation Date in respect of salary, bonus and unreimbursed expenses, including accrued and unused vacation, on the Separation Date, regardless of whether you sign this Agreement. The Amended Offer Letter will terminate on the Separation Date without any payment due to you and without any remaining liability for the Company.
2. Consideration for Release. Subject to your compliance with the terms and conditions of this Agreement, and provided you deliver to the Company this signed Agreement and satisfy all conditions to make this Agreement effective, the Company shall provide you with good and valuable consideration, including, but not limited to, the payments set forth under this Agreement, as compensation for the Release set forth herein.
B. Terms of Consulting Services

Subject to your execution and non-revocation of this Agreement, your service with the Company during the Service Period (as defined below) shall be subject to the terms set forth below.
1. Service Period. You will serve as an independent contractor of the Company for the period commencing October 2, 2022 and ending on March 31, 2023, or such shorter period if you decide to terminate this Agreement in writing prior to March 31, 2023 (the “Service Period”). For the avoidance of doubt, in the event you terminate this Agreement, any then unpaid amounts set forth in Section B.3 below shall terminate, and you shall not be entitled to any further payments set forth in Section B.3 below.
2. Services. During the Service Period you shall provide consulting and advisory services to the Company’s Chief Executive Officer or other Company personnel as may be requested from time to time, at a rate no greater than twenty (20) hours per month (the “Services”). You shall provide the Services as an independent contractor of the Company and nothing in this Agreement will be construed as creating a joint venture relationship or an employer/employee/agency relationship between you and the Company.
3. Work Product Ownership; Proprietary Information.
(a) Work Product; Moral Rights. You will disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that you may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing the Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, the “Work Product”). You agree that all Work Product will be the sole and exclusive property of the Company. You hereby irrevocably transfer and assign to Company, and agree to irrevocably transfer and assign to Company, all right, title and interest in and to the Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, you will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Work Product. You hereby appoint the officers of Company as your attorney-in-fact to execute documents on your behalf for this limited purpose. To the fullest extent permitted by applicable law, you also hereby irrevocably transfer and assign to Company, and agree to irrevocably transfer and assign to Company, and waive and agree never to assert, any and all Moral Rights (as defined below) that you may have in or with respect to any Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

(b) Related Rights. To the extent that you own or control (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), you hereby grant or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.
(c) Proprietary Information. You agree that all Work Product and other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) you obtain or assign to Company, or learn in connection with the Services, constitute “Proprietary Information.” You will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, you will not be so obligated with respect to information that (i) you can document is or becomes readily publicly available without restriction through no fault of yours, or (ii) that you knew without restriction prior to its disclosure by Company. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
4. Service Period Compensation.
(a) Fee. During the Service Period you shall receive a monthly payment equal to $32,500.00 USD per month (the “Fee”). The Fee will be paid at the end of the month to which your service relates. For the avoidance of doubt, the total payments for the entire Service Period to be made according to and subject to your compliance with the terms set forth herein is $195,000.00 USD or 6 payments of the Fee.
(b) COBRA Benefit. Subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), your then-effective group health benefits for you and your COBRA-eligible dependents shall be continued at the Company’s cost for all premiums under COBRA (the monthly cost of such premiums, the “COBRA Premium”) for six (6) months (the “Non-Cash COBRA”) following the Separation Date, provided that, if the Company determines that it cannot provide the Non-Cash COBRA without potentially violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide you, in lieu thereof, taxable, continued installment payments equal to the COBRA Premium for 6 months (measured from the Separation Date), which payments will be made regardless of whether you elect COBRA continuation coverage (the “Cash COBRA”). Notwithstanding the foregoing, the number of months of Cash COBRA to be paid, in any case, shall be reduced by the number of months of Non-Cash COBRA previously paid by the Company.
You shall not be entitled to payment of any then-unearned and unpaid portion of the amounts provided under this Section 3 upon termination (i) by the Company for any reason, (ii) by you of your consulting services under this Agreement prior to the end of the Service Period for any reason, or (iii) due to your death or disability.

You acknowledge and agree that your strict compliance with the terms of this Agreement, including Section B.5 below, is a condition to your receipt of any consideration pursuant to the terms of this Agreement. You further acknowledge and agree that in the event of any breach of your obligations under this Agreement, the Company shall, in its sole and absolute discretion, be entitled to refrain from making any payment of amounts provided under this Section B.3 that may be due but have not yet been paid, until such time as you have fully cured any such breach(es) to the satisfaction of the Company.
5. Company Equity Awards. The parties hereto agree that you will stop vesting on your outstanding equity awards on October 1, 2022, except that you will vest monthly in 3.125% of the total number of shares underlying your option number ES-2259 (29,625 options), granted on March 18, 2021 (the “Continuing Option”) during the Service Period, provided you continue to provide Services to the Company on each monthly vesting dates of such Continuing Option. On September 30, 2022, you and the Company agree that the Company will cancel without consideration all your other outstanding equity awards with respect to which vesting is no longer possible. At the end of the Service Period, your outstanding options may be exercised, with respect to any shares that are vested at such date, at any time during the twelve months period following the end of the Service Period, subject to your execution of a general release of claims in the form prescribed by the Company to be signed on the end of the Service Period and made effective pursuant to the deadline provided on such general release.
6. Service Period Covenants.
(a) Non-Competition. During the Service Period, without the written consent of the Company, you will not become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or over-the-counter market) any person or entity that competes with the Company, or involves preparation to compete with, or an affiliate thereof (together, the “Company Group”) in the business of the Company (the “Business”), which includes DevSecOps. Notwithstanding the foregoing, you may work for a division, entity or subgroup of a company or entity that engages in the Business so long as such division, entity or subgroup does not engage in the Business.
(b) Non-Solicitation of Employees. During the Service Period and for a period of one (1) year thereafter, without the written consent of the Company, you will not induce or attempt to induce any service provider of any member of the Company Group to leave the service of the Company Group. Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company or its successor assigns shall not be deemed to be a breach of this Section B.5.
C. Release.
In consideration of the payments and benefits provided and to be provided to you by the Company under this Agreement, and in connection with your separation from employment, by your signature below you agree to the following general release (the “Release”).
1. On behalf of yourself, your heirs, executors, administrators, successors, and assigns, you hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, for purposes of this Section C, the “Company”) from any and all claims, causes of action, and liabilities up through the date of your execution of this Agreement. The claims subject to this Release include, but are not limited to, those relating to your employment with the Company and/or any predecessor to the Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing

Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. You further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN TO HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which you have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to your right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s liability insurance policy, to any claim that arises after the date of this Agreement or to any right you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which the Company, or any of its subsidiaries or affiliates, and you are held jointly liable.
2. You understand that nothing in the Agreement shall prohibit you from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) your rights under applicable workers’ compensation laws; (b) your right, if any, to seek unemployment benefits; (c) your right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) your right to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. Moreover, you will continue to be indemnified for your actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and any director or officer indemnification agreement between you and the Company, if any, and you will continue to be covered by the Company’s director’s and officer’s liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California.
3. As part of your existing and continuing obligations to the Company, you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to the Company’s files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You understand that, even if you did not sign the Agreement, you are still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by you in connection with your employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s). Notwithstanding the foregoing, you may retain during the Service Period any company-provided cell phone or laptop in order to provide services to the

Company, but you agree to return such cell phone and laptop computer upon the termination or completion of the Service Period. In addition, the Company reserves the right to review and erase any company confidential information that may be contained on the Company-provided cell phone and laptop computer. Upon the end of the Service Period, the Company agrees to transfer ownership of your Company laptop, office lighting, monitor, camera equipment, and other office supplies to you on the condition that you agree to wipe your company-issued laptop and any other devices in compliance with the GitLab Laptop Buy-Back Policy and the terms in your Amended Offer Letter on or before 5pm pacific of the last day of the Service Period, or March 31, 2023 whichever occurs first.
4. You represent and warrant that you are the sole owner of all claims relating to your employment with the Company and/or with any predecessor of the Company, and that you have not assigned or transferred any claims relating to your employment to any other person or entity.
5. You agree to keep the payments and benefits provided hereunder and the provisions of this Agreement confidential and not to reveal its contents to anyone except your lawyer, your spouse or other immediate family member, and/or your financial consultant, or as required by legal process or applicable law.
6. You understand and agree that this Agreement shall not be construed at any time as an admission of liability or wrongdoing by either the Company or yourself.
7. You agree that you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company (including its subsidiaries and affiliates) agrees that its current executive officers and members of its Board of Directors, for so long as they are providing services to the Company, will not make any negative or disparaging statements or comments, either as fact or as opinion, about you (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.
8. In executing this Agreement, you acknowledge that you have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Agreement unless the representation is specifically included herein. Furthermore, this Agreement contains our entire understanding regarding eligibility for payments and benefits and supersedes any or all prior representation and agreement regarding the subject matter of this Agreement. However, this Agreement does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Agreement such as the Confidential Information and Inventions Assignment Agreement that you previously entered into with the Company (the “Inventions Agreement”), and any stock, stock option restricted stock unit and/or stock purchase agreements between the Company and you. Once effective and enforceable, this agreement can only be changed by another written agreement signed by you and an authorized representative of the Company.
D. General Terms
1. Section 409A. To the extent (a) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Separation Date and (ii) the date of your death following such separation from service; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to you or your beneficiary in one lump sum (without interest).
To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
Notwithstanding the foregoing, in the event the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company will work in good faith with you to adopt such amendments to this Agreement, or to adopt such policies and procedures or take such other actions that the Company determines are necessary or appropriate, to avoid the imposition of taxes under Section 409A.
2. Confidential Information and Other Company Policies. In connection with providing the Services, you will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which will be provided to you), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its service providers, as such policies and programs may be amended from time to time.
3. Business Expense Reimbursement. You will be reimbursed, in accordance with the Company’s expense reimbursement policy, for all business expenses reasonably and necessarily incurred by you in connection with your provision of the Services to the Company.
4. Confidential Information and Inventions Assignment Agreement. You acknowledge and agree that you will continue to be bound by the Inventions Agreement.

5. Withholding. Sums payable to you hereunder shall be paid without deduction and withholding, and you shall be solely responsible for remittance of any and all taxes due as a self-employed person.
6. Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.
7. Successors; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest.

8. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Notices or other communication directed to you shall be addressed to your home address most recently communicated to the Company in writing. Notices or other communication directed to the Company shall be addressed to the Company’s corporate headquarters and directed to the attention of the Board.
9. Entire Agreement; Agreement Provisions Modified. This Agreement, including the Inventions Agreement, sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral, including the Amended Offer Letter. This Agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.
10. Arbitration and Class Action Waiver. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.
SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.

11. Consideration Period; Effective Date. You agree that you have had at least twenty-one (21) calendar days in which to consider whether to execute this Agreement, no one hurried you into executing this Agreement during that period, and no one coerced you into executing this Agreement. The offer set forth in this Agreement will expire on the twenty-second (22nd) calendar day after your receipt of this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this Agreement. This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”). You understand that the payments and benefits under this Agreement will become available to you at such time after the Effective Date.
12. Choice of Law. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below.

GitLab Inc.

Dated:	9/1/2022	By:	/s/ Sytse Sijbrandij

Sytse Sijbrandij, Chief Executive Officer

Eric Johnson

Dated:	9/1/2022		/s/ Eric Johnson

Eric Johnson